EXHIBIT 3.2

Articles of Amendment
of CNL Hospitality Properties, Inc.

CNL HOSPITALITY PROPERTIES, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:  The charter of CNL Hospitality Properties, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting the first sentence of existing Article I, Section 1.1 and substituting in lieu thereof a new sentence to read as follows:

The name of the corporation (the “Company”) is:

CNL Hotels & Resorts, Inc.

SECOND:  The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD:  The undersigned Senior Vice President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and attested to by its Assistant Secretary on this 2nd day of August, 2004.

ATTEST:		CNL HOSPITALITY PROPERTIES, INC.

By:	/s/ Linda A. Scarcelli	By:	/s/ Mark E. Patten	(SEAL)
Name:	Linda A. Scarcelli	Name:	Mark E. Patten
Title:	Assistant Secretary	Title:	Senior Vice President and Chief Accounting Officer